FOR IMMEDIATE RELEASE

Contact:
Marvin R. LeRoy, Jr., Director
Tel:(518) 438-2217



              Ambanc Holding Co., Inc. Announces Retirement of its
                      President and Chief Executive Officer

     Amsterdam, N.Y., (June 30, 1998) The Board of Directors of Ambanc Holding Co., Inc., (Nasdaq Stock Market "AHCI") announced today the retirement of Robert
J. Brittain, its President and Chief Executive Officer. Mr. Brittain will remain as a director of Ambanc Holding Co., Inc. and Amsterdam Savings Bank, FSB.

     Lauren T. Barnett, an Ambanc director with over 30 years of experience, will become the interim President and Chief Executive Officer of both the holding company and its savings bank subsidiary, Amsterdam Savings Bank, FSB until the completion of the pending merger with AFSALA Bancorp, Inc. At that time John M. Lisicki, President and Chief Executive Officer of AFSALA, will become President and Chief Executive Officer of the resulting bank. Mr. Lisicki will become the President and Chief Executive Officer of Ambanc no later than January 1, 1999.

     Mr. Barnett stated "As a result of the work of the merger transition team involving Mr. Brittain, Mr. Lisicki and their respective executive staffs, we believe we have reached the stage where Mr. Brittain can take early retirement. The Board appreciated his over twenty years of service to the bank and the Company, and is looking forward to a smooth transition to the leadership of Mr. Lisicki following completion of the merger."

     Ambanc had assets of $519.8 million, deposits of $324.4 million and shareholder's equity of $60.8 million at March 31, 1998. Ambanc operates 12 savings bank offices, including five supermarket offices.




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